February 14, 2017

Nadeem Velani
4721 6 Street SW
Calgary AB
T2S 2N2

Dear Nadeem,

I am pleased to inform you that the Board of Directors has approved an increase to your compensation package effective February 14, 2017.

Your annual base salary will increase to $460,000. Your target award level under the Short Term Incentive will increase to 75% of your base salary and your Long Term Incentive opportunity will increase to 225% of your base salary. As a result, the expected value of your total compensation package (base salary, STIP and LTIP) will increase to $1,840,000 annually.

By February 14, 2022, you will be required to achieve an ownership level equivalent to 3 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your STIP payment into DSUs up to your ownership level. The Company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your STIP deferral. The matched units will only be provided if you are below your ownership level.

Congratulations Nadeem! CP’s transformation to date has been impressive and I know that you will continue to be a significant contributor to helping us take CP to the next level.

Sincerely,

/s/ Keith Creel

Keith Creel
President and CEO